Exhibit 16.2

October 17, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We have read the statements made by Navigator Holdings Ltd. in the section titled “Changes in Accountants” in its Registration Statement on Form F-1, expected to be filed with the U.S. Securities and Exchange Commission on or about October 17, 2013, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ MSPC

MSPC

Certified Public Accountants and Advisors,

A Professional Corporation